EXHIBIT 99.1

Contacts:	Lippert/Heilshorn & Associates, Inc.	PhotoMedex, Inc.
	Kim Sutton Golodetz (investors)	Dennis McGrath, CEO
	212-838-3777	215-619-3287
	Kgolodetz@lhai.com	info@photomedex.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com

PHOTOMEDEX ANNOUNCES RESULTS OF
SPECIAL MEETING OF STOCKHOLDERS

MONTGOMERYVILLE, PA – February 3, 2010 -- PhotoMedex, Inc. (Nasdaq: PHMD) announced the results of its Special Meeting of Stockholders held on February 3, 2010, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The following matters were approved by the Company’s stockholders at the Special Meeting:

▪
A reverse stock split of the Company’s issued and outstanding shares of common stock at an exchange ratio of 1-for-6 and authorization for the Company’s Board of Directors to implement the reverse stock split at any time prior to the Company’s 2010 Annual Meeting of Stockholders by filing an amendment to the Company’s Certificate of Incorporation; and

▪	An amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock to 35,000,000 shares.

Following the Special Meeting on February 3, 2010, the Company filed an amendment to its Certificate of Incorporation to effect the reverse stock split and to increase the number of its authorized shares of common stock to 35,000,000 shares on a post-reverse stock split basis.

About PhotoMedex:
PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals.  Through our historical relationships with dermatologists and plastic surgeons, we provide products and services that address skin diseases and skin conditions.  These diseases and conditions include psoriasis, vitiligo, acne, actinic keratosis and sun damage.  PhotoMedex develops proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma.  PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care.